Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 19, 2012

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Sales

PHILADELPHIA, PA November 19, 2012 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced net income of $60 million and $155 million for the three and nine months ended October 31, 2012, respectively. Earnings per diluted share were $0.40 and $1.06 for the three and nine months ended October 31, 2012, respectively.

Total Company net sales rose by 14% over the same quarter last year to $693 million. Comparable retail segment net sales, which include our comparable direct-to-consumer channel, increased by 8% for the quarter, while comparable store net sales decreased by 1%. Comparable retail segment net sales at Free People, Urban Outfitters and Anthropologie increased by 24%, 7% and 6%, respectively, for the quarter. Direct-to-consumer net sales increased by 36% and wholesale segment net sales rose by 7% for the quarter.

“Favorable customer response to our product offerings and better marketing resulted in record third quarter sales and significant margin improvement,” said Chief Executive Officer, Richard A. Hayne. “We see this trend continuing into the fourth quarter which bodes well for our Holiday season,” finished Mr. Hayne.

Net sales by brand and channel for the three and nine month periods were as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Net sales by brand
Urban Outfitters	$331,845	$291,023	$908,898	$798,524
Anthropologie	266,890	244,140	783,817	745,327
Free People	87,486	70,090	222,947	180,548
Other	6,673	4,700	22,431	18,754

Total Company	$692,894	$609,953	$1,938,093	$1,743,153

Net sales by channel
Retail Stores	$483,426	$447,952	$1,405,386	$1,303,788
Direct-to-consumer	167,982	123,120	422,799	338,028

Retail Segment	651,408	571,072	1,828,185	1,641,816

Wholesale Segment	41,486	38,881	109,908	101,337

Total Company	$692,894	$609,953	$1,938,093	$1,743,153

For the three months ended October 31, 2012, the gross profit rate improved by 222 basis points versus the prior year’s comparable period. The increase in gross profit rate was primarily due to a reduction in merchandise markdowns. For the nine months ended October 31, 2012, the gross profit rate improved by 29 basis points versus the prior year’s comparable period. The increase in the rate was primarily due to a reduction in merchandise markdowns partially offset by the deleverage of store occupancy costs related to the negative comparable store net sales.

As of October 31, 2012, total inventories increased by $28 million or 8%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores and to support the significant growth in the direct-to-consumer channel. Comparable retail segment inventories were flat and comparable store inventories decreased by 6% as of October 31, 2012.

For the three months ended October 31, 2012, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 75 basis points. The increase was primarily due to higher incentive-based compensation in the current quarter. For the nine months ended October 31, 2012, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 41 basis points. This increase was primarily due to the deleveraging of direct store controllable expenses driven by the negative comparable store net sales.

During the nine months ended October 31, 2012, the Company opened a total of 39 new stores including: 15 Free People stores, 12 Urban Outfitters stores, 10 Anthropologie stores, 1 BHLDN store and 1 Terrain garden center, and closed 1 Anthropologie store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 209 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 177 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 77 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of October 31, 2012.

Management’s third quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss third quarter results and will be webcast at 5:00 pm. EST at: http://edge.media-server.com/m/p/nw6i7t93/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011

Net sales	$692,894	$609,953	$1,938,093	$1,743,153
Cost of sales, including certain buying, distribution and occupancy costs	432,043	393,850	1,220,258	1,102,595

Gross profit	260,851	216,103	717,835	640,558
Selling, general and administrative expenses	167,341	142,742	475,472	420,366

Income from operations	93,510	73,361	242,363	220,192
Other income, net	128	2,018	571	4,318

Income before income taxes	93,638	75,379	242,934	224,510
Income tax expense	34,120	24,700	88,168	78,514

Net income	$59,518	$50,679	$154,766	$145,996

Net income per common share:
Basic	$0.41	$0.34	$1.07	$0.93
Diluted	$0.40	$0.33	$1.06	$0.91

Weighted average common shares and common share equivalents outstanding:
Basic	145,539,816	151,170,175	145,024,545	157,313,818
Diluted	147,086,982	153,434,811	146,092,442	159,751,493

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	62.4%	64.6%	63.0%	63.2%

Gross profit	37.6%	35.4%	37.0%	36.8%
Selling, general and administrative expenses	24.1%	23.4%	24.5%	24.2%

Income from operations	13.5%	12.0%	12.5%	12.6%
Other income, net	0.0%	0.4%	0.0%	0.3%

Income before income taxes	13.5%	12.4%	12.5%	12.9%
Income tax expense	4.9%	4.1%	4.5%	4.5%

Net income	8.6%	8.3%	8.0%	8.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2012	January 31, 2012	October 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$216,648	$145,273	$83,370
Marketable securities	146,065	89,854	46,649
Accounts receivable, net of allowance for doubtful accounts of $1,326, $1,614 and $1,046, respectively	43,913	36,673	46,830
Inventories	395,406	250,073	367,407
Prepaid expenses, deferred taxes and other current assets	64,233	75,119	64,074

Total current assets	866,265	596,992	608,330

Property and equipment, net	734,793	684,979	670,752
Marketable securities	93,767	126,913	129,146
Deferred income taxes and other assets	60,770	74,824	69,877

Total Assets	$1,755,595	$1,483,708	$1,478,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162,542	$95,754	$134,480
Accrued expenses, accrued compensation and other current liabilities	132,547	137,712	130,590

Total current liabilities	295,089	233,466	265,070

Deferred rent and other liabilities	190,648	183,974	179,229

Total Liabilities	485,737	417,440	444,299

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 145,869,067, 144,633,007 and 144,201,664 issued and outstanding respectively	15	15	15
Additional paid-in-capital	44,168	—	—
Retained earnings	1,232,531	1,077,765	1,041,847
Accumulated other comprehensive loss	(6,856)	(11,512)	(8,056)

Total Shareholders’ Equity	1,269,858	1,066,268	1,033,806

Total Liabilities and Shareholders’ Equity	$1,755,595	$1,483,708	$1,478,105